Exhibit 99.1

BEFORE THE

STATE CORPORATION COMMISSION

OF THE STATE OF KANSAS

In the Matter of the Investigation of Actions of Western Resources, Inc. to Separate its Jurisdictional Electric Public Utility Business from its Unregulated Businesses	}	Docket No. 01-WSRE-949-GIE

STIPULATION AND AGREEMENT

The Kansas Corporation Commission Staff (Staff), Westar Energy, Inc., formerly known as Western Resources, Inc. (Westar Energy or Company), Westar Industries, Inc., a wholly-owned subsidiary of Westar Energy (Westar Industries), Protection One, Inc., Unified School District No. 259 (USD 259), Kansas Industrial Consumers (KIC)1 and MBIA Insurance Corporation (MBIA) (collectively, the “Signatories”) have reached the following stipulations and agreements. This Stipulation and Agreement (Agreement) is submitted to the Kansas Corporation Commission (Commission) by the above-mentioned Signatories for approval pursuant to the terms set forth herein.

I.	DESCRIPTION OF THE PROCEEDINGS

1.    Westar Energy, and its wholly-owned subsidiary, Kansas Gas and Electric Company (KGE), doing business as Westar Energy, provide retail electric service to approximately 647,000 customers in the state of Kansas. Westar Energy and KGE are certificated electric public utilities subject to the jurisdiction of the Commission pursuant to K.S.A. 66-104 and 66-131.

2.    On May 8, 2001, the Commission entered its Order Initiating Investigation that established:

an investigation into whether the participation by WRI and its affiliates in the transactions and relationships described herein, and any other transactions or relationships which may emerge from the

[1]	KIC is defined to include: Cessna Aircraft Company, Delphi Automotive Company, Hercules R.C. Cement Company, Farmland Industries, Inc., LaFarge Cement Company, Raytheon Aircraft Company, The Boeing Company and the Kansas Hospital Association.

investigation, is consistent with Kansas law, including WRI’s and KG&E’s statutory obligations to provide efficient and reliable service to Kansas customers at just and reasonable rates.

May 8, 2001 Order at ¶ 18.

3.    On July 20, 2001, the Commission entered an Order that determined that Westar Energy’s participation in certain restructuring transactions described in that Order was not consistent with the public interest and was contrary to Kansas law. The Commission made permanent the prohibition on consummating those transactions set forth in the Commission’s July 20, 2001 Order at ¶¶ 13-20 and specifically declared that the Asset Allocation and Separation Agreement between Westar Energy and Westar Industries was null and void. July 20, 2001 Order at ordering ¶¶ (B)–(F).

4.    The Commission’s July 20, 2001 Order further required Westar Energy to submit a financial plan to restore Westar Energy to financial health, to achieve a balanced capital structure, and to protect ratepayers from the risks of nonutility investments. See July 20, 2001 Order at ordering ¶ (G). On October 17, 2001, the Commission issued a further Order requiring that Westar Energy file its financial plan by November 6, 2001. On November 6, 2001, Westar Energy submitted its financial plan. On January 29, 2002, Westar Energy filed an amended financial plan.

5.    On May 23, 2002, Staff, Citizens’ Utility Ratepayer Board (CURB), KIC and MBIA filed direct testimony pursuant to the Commission’s procedural order in response to Westar Energy’s Amended Financial Plan and/or to propose other alternatives. A consistent element in the testimony filed by Staff, CURB, KIC and MBIA was a recommendation that Westar Energy and Westar Industries, among other things, sell its Protection One stock, and to use such sale proceeds to retire or repurchase the debt of Westar Energy’s electric utility business.

6.    On November 8, 2002, the Commission issued Order No. 51 in which it stated at ¶ 98 that “the public interest requires that the Commission order WRI to reduce its consolidated debt.” The Commission further stated that, as requested by Westar Energy, it would “allow management”

the “discretion to select the appropriate mix of debt-reducing actions,” subject to Commission review, “so as to assure a combination of actions that is consistent with the principles and prohibitions in this Order.” Order No. 51 at ¶ 100. Order No. 51 also made clear that “the sale of some or all of WRI’s Protection One stock can play a significant role in the reduction of WRI’s consolidated debt” and therefore should be considered as “part of the debt reduction mix.” Id. at ¶ 104.

7.    On December 23, 2002, the Commission issued Order No. 55, Order on Petitions for Reconsideration and Clarification, in which it established certain additional conditions and requirements. Specifically, the Commission made clear that Westar Energy was obligated to reduce debt and that it expected that the Company would “consider all its options, including the obvious option of selling Protection One, a company which is not essential to Westar Energy’s utility business.” Id. at ¶ 38.

8.    On January 17, 2003, the Commission issued Order No. 56, Order Approving ONEOK Stock Sale. Under the terms of Order No. 56, Westar Energy and Westar Industries successfully completed the sale of $300 million of ONEOK stock to be utilized to reduce Westar Energy’s debt.

9.    On February 6, 2003, in compliance with Order No. 51, Westar Energy filed its Debt Reduction and Restructuring Plan (the “Plan”). In the Plan, Westar Energy indicated its intent to reduce its debt and simplify its corporate structure through a reduction in the Company’s common stock dividend, a systematic disposition of all non-utility and non-core assets, and, if still necessary, the sale of new Westar Energy equity. For purposes of the Plan, the Company adopted the specific debt level target of $1.47 billion established by the Commission.

10.    On March 13-14, 2003, Staff, CURB and Interveners filed their comments and recommendations regarding the Plan.

11.    On April 2, 2003, Westar Energy, Staff, CURB and Interveners filed Responsive Comments and Testimony.

12.    Contemporaneous with the filing of the Plan on February 6, 2003, as well as thereafter, the Company has implemented numerous steps to simplify its corporate structure, reduce debt and dispose of assets not related to its core business as a Kansas electric public utility.

13.    Since the filing of testimony and comments in response to the Plan, the Signatories have engaged in extensive discussions in an attempt to reach a resolution of the remaining issues related to the Plan. As a result of those discussions, the Signatories to this Agreement have agreed to the terms and conditions contained in this Stipulation and Agreement. This Stipulation and Agreement resolves all the outstanding issues related to Westar Energy’s Plan in this docket and rate actions as enumerated in paragraph 18, of the Agreement, but leaves unresolved for further Commission action: (a) affiliate transaction issues which are to be addressed in response to Appendix A to Order No. 51; (b) the additional questions submitted for the Commission’s consideration in Staff’s Comments in Response to Order No. 51 on December 9, 2003; and (c) those issues ordered for investigation by the Commission in Order No. 69 at paragraph 9.

14.    Approval of the Agreement is in the public interest since it will definitively establish a schedule under which Westar Energy will systematically dispose of businesses not related to its core business as a Kansas electric public utility and return to a capital structure consistent with investment grade bond ratings. The Agreement further serves the public interest by assuring rate stability for Westar Energy’s Kansas retail customers, by providing for rate rebates to customers and for the timely review of its Kansas jurisdictional electric rates. The Agreement also advances the public interest by ensuring the creation of a cost allocation manual consistent with the Company’s business structure when the Plan is fully implemented and by updating the Company’s depreciation rates using an expert mutually agreed upon by Staff and the Company in accordance with Paragraph 29 of the Agreement.

II.	TERMS OF THE STIPULATION AND AGREEMENT

15.    All of the Signatories to this Agreement agree and request that the Commission issue an order in this proceeding which approves the Plan and the transactions contemplated thereby subject to the terms and conditions of this Agreement.

16.    Westar Energy agrees to fully implement the Plan by December 31, 2004 unless prevented by events and/or forces beyond the control of Westar Energy or any of its subsidiaries or affiliates. Upon application by Westar Energy, the deadline for implementation may be extended by the Commission upon a proper showing by Westar Energy. The Signatories agree that the appropriate standard upon which a request for extension should be decided is whether events and/or forces beyond the control of Westar Energy have prevented Westar Energy from meeting the deadline. In any hearing on an application for an extension, Westar Energy will bear the burden of proof.

17.    Westar Energy has committed to dispose systematically of businesses not related to its core business as a Kansas electric public utility and to reduce its debt to a level consistent with investment grade bond ratings. As a result of Westar Energy’s commitment, the August 1, 2003 deadlines for corporate reorganization and for the reduction of utility debt to $1.67 billion established by the Commission in Order No. 55 are not necessary and the Signatories request that such deadlines be eliminated. Instead, Westar Energy commits to reduce its debt to a level consistent with investment grade bond ratings and have a capital structure containing at least 40% common equity by December 31, 2004.

18.    Westar Energy agrees that it will file a rate case on May 1, 2005, using a test year consisting of the twelve months ending December 31, 2004. Westar Energy, prior to May 1, 2005,

will not make a filing to increase Kansas jurisdictional electric rates. The other Signatories will not, prior to May 1, 2005, file a rate complaint or motion for Westar Energy to show cause why its rates should not be reduced.

19.    Westar Energy will pay rate rebates to its Kansas jurisdictional customers on May 1, 2005 in the amount of $10.5 million and on January 1, 2006 in the amount of $10 million. Of the rebate to be made on May 1, 2005, $1,150,000 will be paid in trust for KIC to an account to be designated by the KIC Executive Committee with distribution therefrom to be made in accordance with the directions of the KIC Executive Committee and $150,000 will be paid into an account to be designated by USD 259. Of the rebate to be made on January 1, 2006, $500,000 will be paid in trust for KIC to an account to be designated by the KIC Executive Committee with distribution therefrom to be made in accordance with the directions of the KIC Executive Committee and $150,000 will be paid into an account to be designated by USD 259. Rate design for all remaining rebates will be based on the method used in the most recent rate rebate made by Westar Energy pursuant to the Commission’s January 15, 1997 order in consolidated Docket Nos. 193,306-U and 193,307-U.

20.    All current reporting requirements and interim stand-still protections, as modified by Commission orders to date, will stay in effect through December 31, 2004 or until full implementation of the Plan if extended as provided above, except that the 48-hour reporting requirement contained in Paragraph 77 of Order No. 55 is modified to permit monthly reporting of all affiliate transactions. A listing of these standstill provisions and reporting requirements is set out as Attachment A.

21.    Westar Energy will rebate to customers that portion of the amounts that may be recovered from David C. Wittig and Douglas T. Lake in the arbitration process commenced by the Company against Messrs. Wittig and Lake, of salary, bonus and benefits (medical, dental, life insurance and pension); restricted share units (RSU’s) and RSU dividends that were included in rates during calendar years 1998 through 2002, net of the costs incurred by Westar Energy to effect such recoveries. Attachment B identifies that portion of the amounts sought in arbitration that has previously been included in rates. Rate design for any rebates that may result from such recoveries will be based on the method used in the most recent rate rebate made by Westar Energy pursuant to the Commission’s January 15, 1997 order in consolidated Docket Nos. 193,306-U and 193,307-U.

22.    Since Westar Energy’s corporate structure will be changing significantly due to its systematic disposition of businesses not essential to its core business as a Kansas electric public utility and since Westar Energy will be filing a rate case on May 1, 2005, it is appropriate to adjust the timing for completion of a new cost allocation manual (CAM). The deadline for Westar Energy to file a CAM on August 1, 2003 is deferred to December 31, 2004 consistent with the Plan implementation date in order that the CAM will be available for use in connection with the rate case filing to be made on May 1, 2005.

23.    Within 30 days of approval of the Agreement by the Commission, Westar Industries will transfer all of its stock in ONEOK, Inc. to Westar Energy. This transfer will be recorded on the Company’s books as a straightforward decrease in the inter-company payable owed by Westar Industries to Westar Energy, with no offsetting actions by Westar Energy or Westar Industries that would circumvent or counteract this result. Upon such transfer, the then-remaining inter-company payable will be recognized as a permanent equity investment by Westar Energy in Westar Industries and the obligation of Westar Industries to pay interest on such amount to Westar Energy will cease. The ONEOK, Inc. Stock shall not be considered a “utility asset” for any purpose including, but not limited to, any claim concerning the gain on the said stock nor may any party to this agreement argue in a subsequent proceeding that any portion of the proceeds from any sale of such stock constitutes cost-free or customer-supplied capital.

24.    Westar Energy will, upon the recording of Westar Industries’ inter-company payable as a permanent investment, transfer all the cash at Westar Industries in excess of $2 million to Westar Energy. The amount of this cash transfer is estimated at $67.2 million, as of July 18, 2003. Such transfer will be recorded as a dividend by Westar Industries to Westar Energy. The result of this dividend payment will be a straightforward decrease in the permanent investment by Westar Energy in Westar Industries and in Westar Industries’ equity, with no offsetting actions by Westar Energy or Westar Industries that would circumvent or counteract this result.

25.    All moneys received by Westar Industries from operations after the recognition of Westar Industries’ inter-company payable as a permanent investment shall be transferred to Westar Energy provided that Westar Industries may continue to retain a balance of $2 million to fund on-going operations. Each such transfer will be recorded as a dividend that results in a straightforward decrease in the permanent investment by Westar Energy in Westar Industries and in Westar Industries’ equity, with no offsetting actions by Westar Energy or Westar Industries that would circumvent or counteract this result.

26.    All accounting entries made by Westar Energy which reflect implementation of the actions discussed in paragraphs 23, 24 and 25 will be provided to Staff and Interveners.

27.    In the event Westar Industries requires more than $2 million to meet its operational requirements, Westar Energy may request the Commission for authority to transfer necessary funds to Westar Industries.

28.    The authority granted Westar Energy in Order No. 65 to fund Westar Industries to the extent required to support its credit facility to Protection One remains in effect without change.

29.    Westar Energy will file a depreciation study prior to filing the May 1, 2005 rate case at a date to be agreed upon between Westar Energy and Staff and approved by the Commission.

Westar Energy will use a consultant mutually agreed upon by Westar Energy and Staff to conduct the depreciation study.

III.	RESERVATIONS

30.    This Agreement represents a negotiated settlement for the purpose of resolving the issues raised in this docket and none of the Signatories of this Agreement shall be prejudiced or bound in any manner by the terms of the Agreement in any other proceeding or in this proceeding should the Agreement not be accepted by the Commission in its entirety.

31.    Except as otherwise specifically provided herein, the Signatories to this Agreement shall not be deemed to have approved or acquiesced to any principle, underlying or allegedly underlying, this Agreement.

32.    The Signatories to this Agreement reserve their right to present witnesses, cross-examine witnesses, and present oral argument or written briefs to the Commission in support of this Agreement in the event the Commission orders a hearing on the Joint Motion. The Signatories to this Agreement waive their right to cross-examine witnesses of the other Signatories in the hearing in this matter scheduled for July 22-24, 2003. In the event the Commission accepts the specific terms of this Agreement in their entirety, the Signatories to this Agreement waive their rights to request reconsideration of a Commission order approving this Agreement and waive their rights to seek judicial review of any such order. The Signatories to this Agreement acknowledge that an order issued by the Commission approving this Agreement in its entirety would constitute a final, non-appealable order as to the issues agreed upon by them herein.

33.    The terms set forth in this Agreement are the result of extensive negotiations among the Signatories. Because the terms are interdependent, if the Commission does not approve and adopt all of the terms of this Agreement, this Agreement shall be voidable and no signatory shall be bound by any of the agreements or provisions hereof.

34.    This Agreement may be executed in several counterparts and all so executed shall constitute but one and the same instrument binding the Signatories hereto, notwithstanding that all of the Signatories are not signatory to the same counterpart, each of which shall be fully effective as an original. Facsimile copies of signatures shall be binding as though they were original copies.

35.    This Agreement contains the entire Agreement between the signatories and may not be amended except in writing and upon the written approval of all signatories.

WHEREFORE, on behalf of their respective clients, the undersigned attorneys respectfully request that the Commission approve this Agreement in its entirety and that the Commission issue an Order in this matter authorizing and approving the Agreement, and the transactions contemplated thereby.

/S/ SUSAN CUNNINGHAM

Staff of the Corporation Commission of the
State of Kansas

/S/ MARTIN J. BREGMAN

Westar Energy, Inc.

/S/ MARTIN J. BREGMAN

Westar Industries, Inc.

/S/ JAMES P. ZAKOURA

Kansas Industrial Consumers

/S/ SARAH J. LOQUIST

Unified School District No. 259[2]

/S/ GLENDA CAFER

MBIA Insurance Corporation

/S/ TERESA J. JAMES

Protection One, Inc.

[2]	Participation of USD 259 in the Agreement is subject to final approval by the Board of Education of USD 259. The Board of Education will act on the Agreement at its meeting on July 28, 2003.

ATTACHMENT A

Weekly Reports of Westar Energy, Inc. on Short Term Borrowings	Order 55, at ¶ 69	First business day of the following week

Monthly Report of Interaffiliate Transfers	Order 55, at ¶ 77	June 10, 2003 (10th day of every month)

Notice of Nonutility Investments exceeding $100,000	Order 55, at ¶ 80	30 days before investment

Monthly Progress Report on Debt Reduction to include Report on Efforts to Sell Stock/Assets of Protection One	Order 51, at ¶¶ 86, 101 Order 55, at ¶ 17 Order 65, at ¶ 17	January 10, 2003 (10th day of every month)

Quarterly Financial Reporting Requirements (“utility only” income statements, statements of financial position and statements of cash flows)	Order 51, at ¶ 82 as amended by Order 59 at ordering ¶ A	Two business days after filing Section 10-Q and 10-K’s.

Completion of Corporate and Financial Restructuring and Cost Allocation Manual	Order 51, at ¶¶ 79-81 Order 55, at ¶ 11 as amended in S&A	December 31, 2004

Westar Energy and Protection One must seek approval before any asset sale having a value of $100,000 or more is consummated.	Order 65, at ¶ 17	Prior to consummation.

Sale of ONEOK Stock	Order 56 Order 45	Notify KCC and parties of decision to effect a sale immediately after public announcement of same.

Tax Sharing Agreement	Order 65, at ¶ 13	Notify Commission if payment to Protection One will exceed $20 million for 2003.

Monthly Progress Report on efforts to sell Protection One, North America	Order 65, at ¶ 17	10th day of each month after the Commission approves format.

ATTACHMENT B

KCC Jurisdictional Costs From Docket No. 01-WSRE-436-RTS

	David Wittig		Doug Lake
Time Period	Compen- sation(1)	RSU’s/RSU Dividends(2)	Compen- sation(1)	RSU’s/RSU Dividends(2)	Total KCC Jurisdictional
07/27/01 –12/31/01	$348,865	$253,748	$—	$101,780	$704,393
01/1/02 – 12/31/02	$837,277	$608,994	$—	$244,271	$1,690,543

TOTAL	$1,186,142	$862,742	$—	$346,051	$2,394,935
Jurisdictional allocation	94.81%	94.81%	94.81%	94.81%

KCC Electric Jurisdiction	$1,124,581.63	$817,965.72	$—	$328,090.89	$2,270,638

(1)	Compensation amounts from Exhibit No. JMP-10, Schedule No. 1 in Docket No. 01-WSRE-436-RTS

Compensation includes salary, overhead loadings, bonus, vehicle, RSU stock dividend deferral, RSU dividend cash & short-term incentive.

(2)	RSU & RSU & RSU Dividend amounts calculated from testimony of Bion C. Ostrander in Docket No. 01-WSRE-436-RTS

See attached workpapers.

Docket No. 01-WSRE-436-RTS rates effective July 27, 2001